Exhibit 19
                                   ----------



                    SOUTHERN SECURITY LIFE INSURANCE COMPANY

                                755 Rinehart Road
                            Lake Mary, Florida 32746


                                September 8, 2004




Dear Stockholder:

         On behalf of the Board of Directors, it is my pleasure to invite you to attend the Annual Meeting of Stockholders of Southern Security Life Insurance Company (the "Company") to be held on October 8, 2004, at 10:00 a.m., Eastern Daylight Time, at 755 Rinehart Road, Lake Mary, Florida.

         The formal notice of the Annual Meeting and the Proxy Statement have been made a part of this invitation. Also enclosed is a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2003, and the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2004.

         The matters to be addressed at the meeting will include (1) to elect eight directors; (2) to approve the Agreement and Plan of Reorganization with Security National Life Insurance Company and SSLIC Holding Company, which if consummated, would result in (i) the Company becoming a wholly-owned subsidiary of Security National Life Insurance Company and (ii) the stockholders of the Company (except for Security National Life Insurance Company and SSLIC Holding Company) becoming entitled to receive cash for their common shares of the Company; (3) to ratify the appointment of Tanner + Co. as the Company's independent accountants for the fiscal year ending December 31, 2004; and (4) to report on the business activities of the Company and to answer any stockholder questions.

         Your vote is very important. We hope you will take a few minutes to review the Proxy Statement and complete, sign, and return your Proxy Card in the envelope provided, even if you plan to attend the meeting. Please note that sending us your Proxy will not prevent you from voting in person at the meeting, should you wish to do so.

         Thank you for your support of Southern Security Life Insurance Company. We look forward to seeing you at the Annual Meeting.

                                   Sincerely yours,

                                   SOUTHERN SECURITY LIFE INSURANCE COMPANY

                                   George R. Quist
                                   Chairman of the Board and Chief Executive
                                   Officer

                    SOUTHERN SECURITY LIFE INSURANCE COMPANY

                                755 Rinehart Road
                            Lake Mary, Florida 32746




                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Southern Security Life Insurance Company (the "Company"), a Florida corporation, will be held on October 8, 2004, at 755 Rinehart Road, Lake Mary Florida, at 10:00 a.m., Eastern Daylight Time, to consider and act upon the following:

1. To elect a Board of Directors consisting of eight directors to serve until the next Annual Meeting of Stockholders or until their successors are elected and qualified;

2. To approve the Agreement and Plan of Reorganization with Security National Life Insurance Company and SSLIC Holding Company, which if consummated, would result in (i) the Company becoming a wholly-owned subsidiary of Security National Life Insurance Company and (ii) the stockholders of the Company (except for Security National Life Insurance Company and SSLIC Holding Company) becoming entitled to receive cash for their common shares of the Company

3. To ratify the appointment of Tanner + Co. as the Company's independent accountants for the fiscal year ending December 31, 2004; and

4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

         The Board of Directors has fixed the close of business on August 26, 2004, as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting.

         STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. A PROXY STATEMENT AND PROXY CARD ARE ENCLOSED HEREWITH. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE SO THAT YOUR SHARES MAY BE VOTED AT THE MEETING. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                                        By order of the Board of Directors,


                                        G. Robert Quist
                                        First Vice President and Secretary



September 8, 2004
Salt Lake City, Utah

                    SOUTHERN SECURITY LIFE INSURANCE COMPANY

                                755 Rinehart Road
                            Lake Mary, Florida 32746

                                 PROXY STATEMENT

                         Annual Meeting of Stockholders
                          To Be Held on October 8, 2004

                               GENERAL INFORMATION

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Southern Security Life Insurance Company (the "Company") for use at the Annual Meeting of Stockholders to be held on October 8, 2004, at 755 Rinehart Road, Lake Mary, Florida, at 10:00 a.m., Eastern Daylight Time, or at any adjournment or postponements thereof (the "Annual Meeting"). The shares covered by the enclosed Proxy, if such is properly executed and received by the Board of Directors prior to the meeting, will be voted in favor of the proposals to be considered at the Annual Meeting, and in favor of the election of the nominees to the Board of Directors as listed unless such Proxy specifies otherwise, or the authority to vote in the election of directors is withheld. A Proxy may be revoked at any time before it is exercised by giving written notice to the Secretary of the Company at the above address. Stockholders may vote their shares in person if they attend the Annual Meeting, even if they have executed and returned a Proxy. This Proxy Statement and accompanying Proxy Card are being mailed to stockholders on or about September 8, 2004.

         Your vote is important. Please complete and return the Proxy Card so your shares can be represented at the Annual Meeting, even if you plan to attend in person.

         If a shareholder wishes to assign a proxy to someone other than the Directors' Proxy Committee, all three names appearing on the Proxy Card must be crossed out and the name(s) of another person or persons (not more than three) inserted. The signed card must be presented at the meeting by the person(s) representing the shareholder.

         The cost of this solicitation will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers, and regular employees, without additional compensation.

         The matters to be brought before the Annual Meeting are (1) to elect directors to serve for the ensuing year; (2) to approve the Agreement and Plan of Reorganization with Security National Life Insurance Company and SSLIC Holding Company, which if consummated, would result in (i) the Company becoming a wholly-owned subsidiary of Security National Life Insurance Company and (ii) the shareholders of the Company (except for Security National Life Insurance Company and SSLIC Holding Company) becoming entitled to receive cash for their common shares of the Company; (3) to ratify the appointment of Tanner + Co. as the Company's independent accountants for the fiscal year ending December 31, 2004; and (4) to transact such other business as may properly come before the Annual Meeting.

                                VOTING SECURITIES

         Only holders of record of Common Stock at the close of business on August 26, 2004, will be entitled to vote at the Annual Meeting. As of June 30, 2004, there were issued and outstanding 2,105,235 shares of Common Stock, $1.00 par value per share. A majority of the outstanding shares (or 1,052,618 shares) of Common Stock will constitute a quorum for the transaction of business at the meeting.

         The holders of each class of Common Stock of the Company are entitled to one vote per share. Cumulative voting is not permitted in the election of directors.

                              ELECTION OF DIRECTORS

                                   PROPOSAL 1

The Nominees

         The Company's Bylaws provide that the Board of Directors shall consist of not less than eight nor more than 12 members, and it is contemplated that a board of eight directors will be elected at the Annual Meeting. The Board of Directors recommends that the stockholders vote "FOR" the election of the eight director nominees listed below. Assuming a quorum is present, a plurality of votes cast by the shares entitled to vote in the election of directors will be required to elect each director. Unless otherwise instructed, the proxy holders will vote the proxies received by them for management's eight nominees named below, all of whom are presently directors of the Company.

         In the event that any management nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated as directors, the proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of as many of the nominees listed below as possible. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders and until such person's successor has been elected and qualified. Officers are appointed by the Board of Directors and serve at the discretion of the board.

         The names of the nominees, their ages as of August 26, 2004, their period of service as a director, and the principal positions with the Company held by them are as follows:

   Name                   Age      Director Since     Position with the Company
   ----                   ---      --------------     -------------------------
George R. Quist           83       December 1998      Chairman of the Board,
                                                      Chief Executive Officer
                                                      and Director
Scott M. Quist (1)        51       December 1998      President, Chief Operating
                                                      Officer and Director
G. Robert Quist (1)       53       April 1999         First Vice President,
                                                      Secretary and Director
J. Lynn Beckstead, Jr.    50       March 2002         Director
Charles L. Crittenden     84       December 1998      Director
Robert G. Hunter, M.D.    44       December 1998      Director
H. Craig Moody            52       December 1998      Director
Norman G. Wilbur          64       December 1998      Director
---------------------
      (1) George Quist is the father of Scott M. Quist and G. Robert Quist.

         The following is a description of the business experience of each of the eight nominees:

         George R. Quist has been Chairman of the Board and Chief Executive Officer of the Company since December 1998. He has served as President of the Company from December 1998 until July 2002. Mr. Quist has also served as Chairman of the Board and Chief Executive Officer of Security National Financial Corporation since October 1979, and its President from October 1979 until July 2002. From 1960 to 1964, he was Executive Vice President and Treasurer of Pacific Guardian Life Insurance Company. >From 1946 to 1960, he was an agent, District Manager and Associate General Agent for various insurance companies. Mr. Quist also served from 1981 to 1982 as President of The National Association of Life Companies, a trade association of 642 life insurance companies, and from 1982 to 1983 as its Chairman of the Board.

         Scott M. Quist has been President of the Company since July 2002, its Chief Operating Officer since October 2001, and a director since December 1998. Mr. Quist served as First Vice President of the Company from December 1998 to July 2002. Mr. Quist has also served as President of Security National Financial Corporation since July 2002, as its Chief Operating Officer since October 2001, and a director since May 1986. From 1980 to 1982, Mr. Quist was a tax specialist with Peat, Marwick, Mitchell, & Co., in Dallas, Texas. From 1986 to 1991, he was Treasurer and a director of The National Association of Life Companies, a trade association of 642 insurance companies until its merger with the American Council of Life Companies. Mr. Quist has been a member of the Board of Governors of the Forum 500 Section (representing small insurance companies) of the American Council of Life Insurance. Mr. Quist has also served as a regional director of Key Bank of Utah since November 1993. Mr. Quist is currently a director and past president of the National Alliance of Life Companies, a trade association of over 200 life companies.

         G. Robert Quist has been a director of the Company since April 1999 and its First Vice President and Secretary since March 2002. Mr. Quist has also served as First Vice President and Secretary of Security National Financial Corporation since March 2002. He has served as President and a director of Big Willow Water Company since 1987 and as a director of Investors Equity Life Insurance Company of Hawaii since 1987. He has also served as a director and Secretary-Treasurer of the Utah Cemetery Association since 1987.

         J. Lynn Beckstead, Jr. has been a director of the Company since March 2002. Mr. Beckstead has also served as Vice President and a director of Security National Financial Corporation since March 2002. In addition, he is President of Security National Mortgage Company, an affiliate of the Company, and has served in this position since July 1993. From 1990 to 1993, Mr. Beckstead was Vice President and a director of Republic Mortgage Corporation. From 1983 to 1990, Mr. Beckstead was Vice President and a director of Richards Woodbury Mortgage Corporation. From 1980 to 1983, he was a principal broker for Boardwalk Properties. From 1978 to 1980, Mr. Beckstead was a residential loan officer for Medallion Mortgage Company. From 1977 to 1978, he was a residential construction loan manager of Citizens Bank.

         Charles L. Crittenden has been a director of the Company since December 1998. Mr. Crittenden is also a director of Security National Financial Corporation and has served in this position since October 1979. Mr. Crittenden has been sole stockholder of Crittenden Paint & Glass Company since 1958. He is also an owner of Crittenden Enterprises, a real estate development company, and Chairman of the Board of Linco, Inc.

         Robert G. Hunter, M.D. has been a director of the Company since December 1998. Dr. Hunter is also a director of Security National Financial Corporation and has served in this position since October 1998. Dr. Hunter is currently a practicing physician in private practice. Dr. Hunter created the statewide E.N.T. Organization (Rocky Mountain E.N.T., Inc.) where he is currently a member of the Executive Committee. He is also Chairman of Surgery at Cottonwood Hospital, a delegate to the Utah Medical Association and a delegate representing the State of Utah to the American Medical Association, and a member of several medical advisory boards.

         H. Craig Moody has been a director of the Company since December 1998. Mr. Moody is also a director of Security National Financial Corporation and has served in this position since September 1995. Mr. Moody is owner of Moody & Associates, a political consulting and real estate company. He is a former Speaker and House Majority Leader of the House of Representatives of the State of Utah.

         Norman G. Wilbur has been a director of the Company since October 1998. Mr. Wilbur is also a director of Security National Financial Corporation and has served in this position since October 1998. Mr. Wilbur worked for J.C. Penney's regional offices in budget and analysis. His final position was Manager of Planning and Reporting for J.C. Penney's stores. After 36 years with J.C. Penney's, he took an option of an early retirement in 1997. Mr. Wilbur is a past board member of Habitat for Humanities in Plano, Texas.

         The Board of Directors recommends that stockholders vote "FOR" the election of each of the nominees named above.

Executive Officers

         The following table sets forth certain information with respect to the executive officers of the Company (the business biographies for George R. Quist, Scott M. Quist and G. Robert Quist are set forth above):

           Name                  Age             Title
           ----                  ---             -----
     George R. Quist(1)          83          Chairman of the Board and Chief
                                             Executive Officer
     Scott M. Quist(1)           51          President and Chief Operating
                                             Officer
     G. Robert Quist(1)          53          First Vice President and Secretary
     Stephen M. Sill             58          Vice President, Treasurer and Chief
                                             Financial Officer

     (1)George R. Quist is the father of Scott M. Quist and G. Robert Quist.

         Stephen M. Sill has been Vice President, Treasurer and Chief Financial Officer of the Company since March 2002. He has also served as Vice President, Treasurer and Chief Financial Officer of Security National Financial Corporation since March 2002. >From 1998 to March 2002, Mr. Sill was Vice President and Controller of the Company. From 1997 to 2002, Mr. Sill was Vice President and Controller of Security National Financial Corporation. From 1994 to 2002, Mr. Sill was Vice President and Controller of Security National Life Insurance Company. From 1989 to 1993, he was Controller of Flying J. Inc. From 1978 to

1989, Mr. Sill was Senior Vice President and Controller of Surety Life Insurance Company. From 1975 to 1978, he was Vice President and Controller of Sambo's Restaurant, Inc. From 1974 to 1975, Mr. Sill was Director of Reporting for Northwest Pipeline Corporation. From 1970 to 1974, he was an auditor with Arthur Andersen & Co. Mr. Sill is a past President of the Insurance Accounting and Systems Association (IASA), a national association of over 1,300 insurance companies and associate members.

         The Board of Directors of the Company has a written procedure, which requires disclosure to the board of any material interest or any affiliation on the part of any of its officers, directors or employees that is in conflict or may be in conflict with the interests of the Company.

         No  director,   officer  or  5%  stockholder  of  the  Company  or  its
subsidiaries, or any affiliate thereof has had any transactions with the Company or its subsidiaries during 2003 or 2002.

         Each of the directors are board members of Security National Financial Corporation (the ultimate parent of the Company) with the exception of G. Robert Quist, which has a class of equity securities registered under the Securities and Exchange Act of 1934, as amended. In addition, Scott M. Quist is a regional director of Key Bank of Utah.

         All directors of the Company hold office until the next Annual Meeting of Stockholders and until their successors have been duly elected and qualified, or until their earlier resignation or removal.

Board Meetings and Committees

         The Company's Board of Directors held a total of five meetings during 2003. During 2003, the board had an Audit Committee, a Compensation Committee, and an Executive Committee. The board does not have a Nominating Committee.

         The Audit Committee is responsible for reviewing the services performed by the Company's independent public accountants and internal audit department and evaluating the Company's accounting practices and procedures and its system of internal accounting controls. The Audit Committee consists of Messrs. Charles
L. Crittenden, H. Craig Moody and Norman G. Wilbur. During 2003, the Audit Committee met on two occasions.

         The Compensation Committee is responsible for recommending to the Board of Directors for approval the annual compensation of each executive officer of the Company and the executive officers of the Company's subsidiaries, advising management with respect to compensation levels for key employees, developing policy in the areas of compensation and fringe benefits, and creating employee compensation plans. The Compensation Committee consists of Messrs. Charles L. Crittenden, Norman G. Wilbur, and George R. Quist. During 2003 the Compensation Committee met on three occasions.

         The Executive Committee reviews Company policy, major investment activities and other pertinent transactions of the Company. The Executive Committee consists of Messrs. George R. Quist, Scott M. Quist, and H. Craig Moody. During 2003 the Executive Committee met on two occasions.

         During 2003, no director attended fewer than 75% of the total number of meetings of the Board of Directors or the total number of meetings held by all committees of the Board of Directors on which he served.

Other Matters

         The size of the Company's Board of Directors for the coming year is eight members. The term of office of each director is for a period of one year or until the election and qualification of his successor. A director is not required to be a resident of the state of Florida.

         Unless authority is withheld by your Proxy, it is intended that the common stock represented by your Proxy will be voted for each of the eight nominees. If any nominee should not serve for any reason, the Proxy will be voted for such person as shall be designated by the Board of Directors to replace such nominee. The Board of Directors has no reason to expect that any nominee will be unable to serve. There is no arrangement between any of the nominees and any other person or persons pursuant to which he was or is to be selected as a director. There is no family relationship between or among any of the nominees except that Scott M. Quist and G. Robert Quist are sons of George
R. Quist.

         Pursuant to the NASDAQ corporate governance requirements recently made applicable to NASDAQ SmallCap Market companies, the Company must have (i) a minimum of two independent directors; (ii) an audit committee with a majority of independent directors; and (iii) an annual stockholders meeting. The Company has and can presently satisfy each of these requirements. Messrs. Crittenden, Hunter, Moody, and Wilbur qualify as independent directors.

Board Compensation

         During 2003, the directors received no form of compensation from the Company for their services as a director. However, the directors of the Company, except for G. Robert Quist, are also directors of Security National Financial Corporation, the ultimate parent company of the Company, and are paid a director's fee by Security National Financial Corporation for their services as a director of Security National Financial Corporation and its subsidiaries, including serving as a director of the Company.

Executive Compensation

         The following table sets forth, for each of the last three fiscal years, the compensation received by George R. Quist, Chairman of the Board and Chief Executive Officer, and all other executive officers (collectively, the "Named Executive Officers") at December 31, 2003, whose salary and bonus for all capacities exceed $100,000 for the fiscal year ended December 31, 2003.

                           Summary Compensation Table

                                             Annual Compensation                           Long-Term Compensation
                                                              Other
                                                             Annual   Restricted   Securities      Long-Term   All Other
Name and                                                     Compen-     Stock     Underlying      Incentive    Compen-
Principal Position        Year      Salary($)    Bonus($)  sation($)(2) Awards($)  Options/SARs(#) Payout($)  sation($)(3)
------------------        ----      ---------    --------  ------------ ---------  --------------- ---------  ------------
George R. Quist (1)       2003        $0            $0           $0            0        N/A           N/A         N/A
  Chairman of the Board   2002        $0            $0           $0            0        N/A           N/A         N/A
  and Chief Executive     2001        $0            $0           $0            0        N/A           N/A         N/A
  Officer
---------

         (1) Effective January 1, 1999, the Company entered into an Administrative Services Agreement with its ultimate parent Security National Financial Corporation (Security National). Under the terms of the Administrative Services Agreement, all of the Company's employees became employees of Security National. Administrative functions previously performed by the Company are now being furnished to the Company under this Agreement. The Company pays to Security National $250,000 per month or $3 million per year for the Administrative services.

         The following table sets forth information concerning the exercise of options to acquire shares of the Company's Common Stock by the Named Executive Officers during the fiscal year ended December 31, 2003, as well as the aggregate number of value of unexercised options held by the Named Executive Officers on December 31, 2003.

         Aggregated Option/SAR Exercised in Last Fiscal Year and Fiscal Year-End Option/SAR Values.

                                                         Number of  Securities Underlying        Value of Unexercised
                                                             Unexercised Options/SARs        In-the-Money Options/SARs at
                                                              at December 31, 2003(#)            December 31, 2003($)
                                                              -----------------------            --------------------
                     Shares Acquired          Value
Name                  on Exercise(#)      Realized ($)      Exercisable     Unexercisable     Exercisable    Unexercisable
----                  --------------      ------------      -----------     -------------     -----------    -------------
George R. Quist           -0-                $0               -0-               -0-             $0                $0

         The Company does not have a pension, retirement or other deferred compensation plan, or any other similar arrangement. In addition, the Company does not have any employee contracts.

                APPROVAL OF AGREEMENT AND PLAN OF REORGANIZATION

                                   PROPOSAL 2

         The Company's Board of Directors, the Board of Directors of Security National Life Insurance Company, and the Board of Directors of SSLIC Holding Company have agreed to an Agreement and Plan of Reorganization dated August 25, 2004. Upon completion of the proposed Agreement and Plan of Reorganization, SSLIC Holding Company will be merged with and into the Company which merger, if consummated, would result in (i) the Company becoming a wholly-owned subsidiary of Security National Life Insurance Company and (ii) the stockholders of the Company (except for Security National Life Insurance Company and SSLIC Holding Company) becoming entitled to receive cash for the shares of the Company's common stock. The Agreement and Plan of Reorganization is set forth in Appendix
A. The following summary of the principal features of the Agreement and Plan of Reorganization is subject to, and qualified in its entirety by Appendix A.

         If the proposed merger is completed, the separate existence of SSLIC Holding Company will cease as the Company will be the surviving corporation in the merger and will continue to be governed by the laws of the State of Florida, and the separate corporate existence of the Company will continue unaffected by the merger. The shares of common stock owned by the Company's stockholders (except for the shares of common stock owned by Security National Life Insurance Company and SSLIC Holding Company) immediately prior to the effective time of the merger will be exchanged for cash.

         The total amount of cash to be paid by Security National Life Insurance Company to the holders of the Company's common stock (except for the Security National Life Insurance Company and SSLIC Holding Company), holding an aggregate of 490,816 shares of the Company's common stock, pro rata to their respective share ownership, will be $3.84 per share of common stock, or an aggregate of $1,884,733.44. The 490,816 shares of the Company's common stock that Security National Life Insurance Company has agreed to purchase from the Company's stockholders represent 23.3% of the outstanding shares of the Company, or all of the outstanding shares of the Company, except for the shares of common stock held by Security National Life Insurance Company and SSLIC Holding Company.

         If the proposed merger is completed, each share of the Company's common stock issued and outstanding immediately prior to the effective time of the merger (except for shares of the Company's common stock held by Security National Life Insurance Company and SSLIC Holding Company) will, by virtue of the merger and without any action on the part of the stockholder thereof, automatically be canceled and converted into the right to receive cash in the amount equal to $3.84 per share. In addition, each holder of the Company's common shares immediately prior to the effective time of the merger (except for shares of the Company's common stock held by Security National Life Insurance Company and SSLIC Holding Company) will, by virtue of the merger and without any action on the part of such stockholder, cease being a stockholder of the Company and automatically receive cash in an amount equal to the number of shares of common stock held of record by such stockholder at such time multiplied by $3.84 per share.

         At the Company's Annual Meeting of Stockholders, which is scheduled to be held on October 8, 2004, the Company's stockholders will be asked to vote on the approval and adoption of the Agreement and Plan of Reorganization and the proposed merger. In order to complete the proposed merger, a majority of all common shares entitled to vote on the proposal by the Company's stockholders must vote to approve and adopt the Agreement and Plan of Reorganization and the merger.

Conditions for Completion of the Merger.

         The obligations of the Company, SSLIC Holding and Security National Life Insurance Company to complete the proposed merger are subject to the satisfaction of the following conditions:


o The approval and adoption of the Agreement and Plan of Reorganization by the Company's stockholders;

o The termination or expiration of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or such compliance shall have been waived by the governmental agencies having authority to give such waiver;

o All authorizations, consents, orders or approvals of any governmental entity (including the insurance departments of the states of Florida and Utah) necessary for the transactions contemplated by the Agreement and Plan of Reorganization shall have been obtained;

o On the closing date the dissenting shares of the Company's common stock shall not exceed 10% of the outstanding common shares of the Company;

o There shall not be instituted any action or proceeding before any court or governmental agency or other regulatory administrative agency or commission challenging the transactions contemplated by the Agreement and Plan of Reorganization.

o Each officer and director of the Company shall have executed a letter containing the resignation of such person as such officer and/or director effective as of the effective time of the merger or such date as Security National Life Insurance Company shall request;

Termination of the Agreement

         The Company and Security National Life Insurance Company can jointly agree to terminate the proposed Agreement and Plan of Reorganization at any given time. Either company may also terminate the agreement under other circumstances described in the Agreement and Plan of Reorganization as set forth in Appendix A.

Fairness Opinion

         The Company's Board of Directors and the Board of Directors of Security National Life Insurance Company have retained the firm of Houlihan Valuation Advisors to provide a valuation report to estimate the fair market value of the 490,816 shares of the Company's common stock to be purchased in the transaction from the minority stockholders as of June 30, 2004, and to express an opinion as to the fairness to the Company's minority stockholders of the proposed purchase by Security National Life Insurance Company of the 490,816 shares of the Company's common stock, assuming the transaction is consummated as proposed. Houlihan Valuation Advisors has provided a fairness opinion to the Company's
Board of Directors and the Board of Directors of Security National Life Insurance Company dated August 25, 2004.

         In the fairness opinion, Houlihan Valuation Advisors state that it is their opinion that the transaction as proposed in the Agreement and Plan of Reorganization is fair to the Company's minority shareholders from a financial point of view, assuming that the transaction is consummated as proposed at a common share price of $3.84 per share, and that the minority shareholders are receiving adequate consideration in the transaction in exchange for the sale of their common stock. An executive summary of the fairness opinion is set forth in Appendix B attached to this proxy statement. A copy of the valuation report and the fairness opinion prepared by Houlihan Valuation Advisors can be obtained upon written request to Mr. G. Robert Quist, First Vice President and Secretary, at 5300 South 360 West, Suite 250, Salt Lake City, Utah 84123, (or P.O. Box 57250, Salt Lake City, Utah 84157-0250).

Rights of Dissenting Stockholders

         Stockholders who do not vote in favor of the Agreement and Plan of Reorganization and who follow certain other procedures summarized below have the right to dissent from, and obtain payment for, their shares in the event of the consummation of the proposed merger. The following is a summary of the provisions of the Florida Business Corporation Act that specify the procedures to be followed by any stockholder who wishes to dissent and demand payment for his shares in the event of consummation of the Agreement and Plan of Reorganization. Certain provisions of the Florida Business Corporation Act regarding rights of dissenting stockholders are set forth in their entirety in Appendix C attached to this proxy statement, and this summary is qualified by reference to these provisions.

         Since we have furnished to stockholders in this proxy statement information with respect to the Agreement and Plan of Reorganization in order to enable a stockholder to evaluate the proposal and to determine whether or not to exercise dissenter's rights, a stockholder may assert these rights only if (a) the stockholder delivers to the Company, before the vote is taken at the stockholders' meeting, a written demand for payment for his shares in the event the Agreement and Plan of Reorganization is consummated, and (b) the stockholder does not vote in favor of the Agreement and Plan of Reorganization. If a stockholder votes in favor of the Agreement and Plan of Reorganization, he will not be entitled to dissent and demand payment for his shares, and a dissenting vote on the Agreement and Plan of Reorganization will not satisfy the above requirement that a written demand for payment be delivered to the Company.

         Within 10 days after approval of the Agreement and Plan of Reorganization at the stockholders' meeting, the Company shall give written notice of such consent or adoption of the merger to each stockholder who filed notice of intent to demand payment for his shares, except any who voted for the proposed action. Within 20 days after giving notice to such stockholder, any stockholder who elects to dissent shall file with the Company a notice of such election and demand for payment of the fair value of his shares. Any stockholder failing to file such election to dissent within the 20-day period shall be bound by the terms of the Agreement and Plan of Reorganization. Any stockholder filing an election to dissent shall deposit his certificates with the Company simultaneously with the filing of the election to dissent. Upon filing a notice of election to dissent, the stockholder shall thereafter be entitled only to payment, and shall not be entitled to vote or exercise any other rights as a stockholder of the Company.

         Within 10 days after the expiration of the period in which stockholders may file their notices of election to dissent, or within 10 days after such merger is effective, whichever is later (but in no case later than 90 days from the date of the stockholders' meeting), the Company shall make a written offer to each dissenting shareholder who made demand to pay an amount the Company estimates to be the fair value of such shares. Such notice and offer shall be accompanied by the Company's balance sheet as of the end of its fiscal year ended December 31, 2003, its income statement for the fiscal year ended December 31, 2003, and its latest interim financial statements. If within 30 days after making of such offer any stockholder accepts the offer, payment of his shares shall be made within 90 days after making of such offer or the consummation of the merger, whichever is later. Upon payment of the agreed value, the dissenting stockholder will cease to have any interest in such shares.

         If the Company fails to make such offer within the period specified or if it makes the offer and any dissenting shareholder fails to accept the offer within the period of 30 days thereafter, then the Company, within 30 days of receipt of written demand from dissenting stockholder given within 60 days after the date on which such merger was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county of Florida where the Company maintains a registered office requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting stockholder, as to whom the Company requests the court to make such determination, is entitled to receive payment for his shares. If the Company fails to institute the proceedings, any dissenting shareholder may do so in the name of the Company. All dissenting stockholders (whether or not residents of Florida), other than stockholders have agreed with the Company as to the value of the shares, shall be made parties to the proceeding as an action against the shares.

         The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The Company shall pay each dissenting stockholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting stockholder shall cease to have any interest in such shares. Judgment, may at the discretion of the court, include a fair rate of interest, to be determined by the court.

         The court, in such appraisal proceedings, will determine all costs of the proceedings, including the reasonable compensation and expenses of the appraisers, if any, and experts employed by any party, but would exclude the fees and expenses of counsel for any party. If fair value of the shares as determined by the court materially exceeds the amount which the Company offered to pay for those shares, or if no offer was made, then all or any part of such expenses may be assessed against the Company.

Market for the Company's Common Stock and Related Stockholder Matters

         The principal market on which the Company's common stock is traded is the over-the-counter market. Trading information with respect to the Company's shares is available through the National Association of Securities Dealers
Automated Quotation (NASDAQ) System under the symbol "SSLI". On September 2, 2004, the last reported sale price of the Company's common stock was $3.79 per share. The following are the high and low closing sale prices for the Company's common stock during the calendar quarters indicated, as quoted in the NASDAQ system. The quotations represent prices between dealers in securities and do not include retail markups, markdowns or commissions and do not necessarily represent actual transactions.

Period (Calendar Year)                                              Price Range
                                                                  High       Low
       2002
               First Quarter......................................3.50      3.01
               Second Quarter.....................................3.30      3.15
               Third Quarter......................................3.65      3.19
               Fourth Quarter.....................................4.25      3.21
       2003
               First Quarter......................................6.50      3.48
               Second Quarter.....................................4.47      3.41
               Third Quarter......................................3.70      3.10
               Fourth Quarter.....................................4.70      3.11
       2004
               First Quarter......................................4.75      3.22
               Second Quarter.....................................4.25      3.05
               Third Quarter (through September 2, 2004)......... 3.87      3.10

         The above prices have been adjusted for the effect of annual stock dividends.

         The Board of Directors recommends that stockholders vote "FOR" approval of the Agreement and Plan of Reorganization.

          RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

                                   PROPOSAL 3

         The independent public accounting firm of Tanner + Co. has been the Company's independent accountants since December 31, 1999. The Audit Committee has recommended and the Board of Directors has appointed Tanner + Co. for purposes of auditing the financial statements of the Company for the fiscal year ending December 31, 2004. It is anticipated that representatives of Tanner + Co. will be present at the Annual Meeting and will be provided an opportunity to make a statement if they desire, and to be available to respond to appropriate questions.

         The  Board  of  Directors   recommends  that  stockholders  vote  "FOR"
ratification of the appointment of Tanner + Co. as the Company's independent accountants for fiscal year ending December 31, 2004.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who own more than 10% of any class of the Company's common stock to file reports of ownership and periodic changes in ownership of the Company's common stock with the Securities and Exchange Commission. Such persons are also required to furnish the Company with copies of all Section 16(a) reports they file.

         Based solely on its review of the copies of stock reports received by it with respect to fiscal 2003, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its directors, officers and greater than 10% beneficial owners were complied with.

Certain Relationships and Related Transactions

         Insuradyne Corporation, a wholly owned subsidiary of Security National Financial Corporation, serves as general agent for the Company, pursuant to a general agency agreement, which is terminable by either party with 30 day's notice. In such capacity, Insuradyne receives a commission on the first year commissionable premium on certain of the Company's policies as well as a small renewal commission on certain other policies. In accordance with the Florida Insurance Code, a copy of the Company's General Agency Agreement with Insuradyne Corporation was filed with and approved by the Florida Department of Insurance. Management of the Company believes that the terms of its General Agency Agreement with Insuradyne are as favorable to the Company as terms which could be obtained from independent third parties.

         During 2003 and 2002, gross commissions in the amount of $97,124 and $109,268 respectively, were earned by Insuradyne Corporation. At December 31, 2003, the Company owed $57,064 to Insuradyne as a result of commissions earned by Insuradyne but for which Insuradyne has not yet requested payment.

         No director or officer of the Company or any associates of any director or officer of the Company was indebted to the Company at December 31, 2003.

         The Company continues to be indebted to its parent, Security National Life Insurance Company, in the amount of $1,000,000, pursuant to a promissory note dated December 1988, which bears interest at the annual rate of interest equal to the prime rate (as hereinafter defined) plus 2%, with such interest rate not to be less than 9% nor in excess of 11%. For purposes of this promissory note, prime rate is defined to mean the prime rate as announced by

Compass Bank, Birmingham, Alabama, from time to time, as its prime rate (which interest rate is only a bench mark, is purely discretionary and is not necessarily the best or lowest rate charged borrowing customers). This promissory note is due on demand and is payable out of capital surplus in excess of $1,750,000, pursuant to Florida statutes, section 628.40. Interest and principal can only be repaid upon the express written approval of the Florida Department of Insurance.

         The Company entered into an Administrative Services Agreement dated December 17, 1998 with Security National Financial Corporation. Under the terms of the agreement, Security National Financial Corporation has agreed to provide the Company with certain defined administrative and financial services, including accounting services, financial reports and statements, actuarial, policyholder services, underwriting, data processing, legal, building management, marketing advisory services and investment services. In consideration for the services to be provided by Security National Financial Corporation, the Company will pay Security National Financial Corporation an administrative services fee of $250,000 per month, which may be increased, beginning on January 1, 2001, to reflect increases in Consumer Price Index, over the index as of January 1, 2000, provided, however, that such fee shall be reduced to zero for so long as the capital and surplus of the Company is less than or equal to $6,000,000 unless the Company and Security National Financial Corporation otherwise agree to in writing and such agreement is approved by the Florida Department of Insurance.

         The Administrative Services Agreement is to remain in effect for an initial term expiring on December 16, 2003. However, the term of the agreement was automatically extended for an additional one-year term expiring December 16, 2004. The agreement may be extended for additional one-ear terms, unless either the Company or Security National Financial Corporation shall deliver a written notice on or before September 30 of any year stating to the other its desire not to extend the term of the agreement.

         SLIC Holding Company, a wholly owned subsidiary of Security National Life Insurance Company, owns 77% of the outstanding shares of common stock of the Company. Security National Life Insurance Company is a wholly owned subsidiary of Security National Financial Corporation. In addition, George R. Quist, the Company's Chief Executive Officer is the Chief Executive Officer of Security National Financial Corporation; Scott M. Quist, the Company's President and Chief Operating Officer, is the President and Chief Operating Officer of Security National Financial Corporation; G. Robert Quist, the Company's Vice President and Secretary, is the First Vice President and Secretary of Security National Financial Corporation; Stephen M. Sill, the Company's Vice President, Treasurer and Chief Financial Officer, is the Vice President, Treasurer and Chief Financial Officer of Security National Financial Corporation. Finally, the directors of the Company, with the exception of G. Robert Quist, also serve as the directors of Security National Financial Corporation.

         On December 28, 1998 the Company entered into a Loan Funding and Fee Agreement and Agency Agreement with Security National Mortgage Company, a subsidiary of Security National Financial Corporation. Under the terms of the agreement, Security National Mortgage Company assigned its interest in residential mortgage loans that have been pre-sold to third party investors to the Company. The Company purchased these loans and held them as short-term investments until it received the proceeds from the third-party investors. The Company receives fee income from Security National Mortgage Company based upon how long the loans were outstanding. At December 31, 2003 and 2002, the Company had outstanding loan purchases of $17,497,249 and $16,283,759, respectively. Included in investment income was $1,478,281 and $1,130,231 of fee income for the years ended December 31, 2003 and 2002, respectively.

         The Company received for the years ended December 31, 2003 and 2002, $167,349 and $168,933, respectively, as rental income from Security National
Financial Corporation for a lease of office space in the Company's building under the terms of the Administrative Services Agreement.

         The Company received for the year ended December 31, 2003 and 2002, $33,767 and $75,622, respectively, in interest income from Security National Financial Corporation for short-term loans of which $28,091 and $113,707 were outstanding as of December 31, 2003 and 2002.

Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of December 31, 2003 for
(i) each executive officer of the Company, (ii) each director, (iii) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares, and (iv) all directors and officers as a group.

                                                                      Percent of
    Name and Address(1)                           Number of Shares    Ownership
    -------------------                           ----------------    ---------
SSLIC Holding Company(2)(3)                              1,207,784       57.4%
Security National Life Insurance Company(2)(3)             406,635       19.3%
George R. Quist(3)                                               0           *
Scott M. Quist(3)                                                0           *
G. Robert Quist(3)                                               0           *
Stephen M. Sill                                                  0           *
Charles L. Crittenden(3)                                         0           *
H. Craig Moody(3)                                                0           *
Robert G. Hunter, M.D.(3)                                        0           *
Norman G. Wilbur(3)                                              0           *
J. Lynn Beckstead, Jr.(3)                                        0           *
All executive officers and directors
as a group (9 persons)                                   1,614,419       76.7%
---------------------
*Less than 1%.

         (1) Unless otherwise indicated, the address of each listed stockholder is c/o Security National Financial Corporation, 5300 South 360 West, Suite 350, Salt Lake City, UT 84123.

         (2) SSLIC is a wholly owned subsidiary of Security National Life Insurance Company.

         (3) Each of the directors of the Company, except for G. Robert Quist, are directors of the Company and Security National Life Insurance Company and accordingly, exercise shared voting and investment power with respect to the shares of the Company's common stock beneficially owned by the Company and Security National Life Insurance Company, respectively.

                          REPORT OF THE AUDIT COMMITTEE

         The Company has an Audit Committee consisting of three non-management directors, Charles L. Crittenden, H. Craig Moody, and Norman G. Wilbur. Each member of the Audit Committee is considered independent and qualified in accordance with applicable independent director and audit committee listing standards. The Company's Board of Directors has adopted a written charter for the Audit Committee.

         During the year 2003, the Audit Committee met two times. The Audit Committee has met with management and discussed the Company's internal controls, the quality of the Company's financial reporting, the results of internal and external audit examinations, and the audited financial statements. In addition, the Audit Committee has met with the Company's independent auditors, Tanner + Co., and discussed all matters required to be discussed by the auditors with the

Audit Committee under Statement on Auditing Standards No. 61 (communication with audit committees). The Audit Committee received and discussed with the auditors their annual written report on their independence from the Company and its management, which is made under Independence Standards Board Standard No. 1 (independence discussions with audit committees), and considered with the auditors whether the provision of financial information systems design and implementation and other non-audit services provided by them to the Company during 2001 was compatible with the auditors' independence.

         In performing these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company's management, which is responsible for the integrity of the Company's internal controls and its financial statements and reports, and the Company's independent auditors, who are responsible for performing an independent audit of the Company's financial statements in accordance with United States generally accepted auditing standards and for issuing a report on these financial statements.

         Pursuant to the  reviews and  discussions  described  above,  the Audit
Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the Securities and Exchange Commission.

                AUDIT FEES, FINANCIAL INFORMATION SYSTEMS DESIGN
                   AND IMPLEMENTATION FEES AND ALL OTHER FEES

         Fees paid during the year 2003 for the annual audit of the financial statements and employee benefit plans, and related quarterly reviews were approximately $55,000. There were no other fees during 2003.

                                  OTHER MATTERS

         The Company knows of no other matters to be brought before the Annual Meeting, but if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent in accordance with their judgment.

                     ANNUAL REPORT AND FINANCIAL STATEMENTS

         Stockholders are referred to the Company's annual report, including financial statements, for the fiscal year ended December 31, 2003. The annual report is incorporated in this Proxy Statement and is not to be considered part of the soliciting material. Enclosed is a copy of the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 2003 and a Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission for the period ended June 30, 2004.

                 DEADLINE FOR RECEIPT OF STOCKHOLDER'S PROPOSALS
                   FOR ANNUAL MEETING TO BE HELD IN JULY 2005

         Any proposal by a stockholder to be presented at the Company's next Annual Meeting of Stockholders expected to be held in July 2005 must be received at the offices of the Company, 755 Rinehart Road, Lake Mary, Florida 32746, no later than March 31, 2005.

                                          By order of the Board of Directors,


                                          G. Robert Quist
                                          Vice President and Corporate Secretary


September 8, 2004

            PROXY - SOUTHERN SECURITY LIFE INSURANCE COMPANY - PROXY
                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                                  COMMON STOCK

         The undersigned Common Stockholder of Southern Security Life Insurance Company (the "Company") acknowledges receipt of the Notice of Annual Meeting of the Stockholders to be held on October 8, 2004, at 755 Rinehart Road, Lake Mary, Florida, at 10:00 a.m. Eastern Daylight Time, and hereby appoints Messrs. George
R. Quist, Scott M. Quist and G. Robert Quist, or any of them, each with full power of substitution, as attorneys and proxies to vote all the shares of the undersigned at said Annual Meeting of Stockholders and at all adjournments or postponements thereof, hereby ratify and confirm all that said attorneys and proxies may do or cause to be done by virtue hereof. The above-named attorneys and proxies are instructed to vote all of the undersigned's shares as follows:

1. To elect eight directors to be voted upon by the common stockholders together:

              [ ] FOR all nominees listed below (except as marked to the contrary below)
              [ ] WITHHOLD AUTHORITY to vote for all nominees listed below.

(INSTRUCTION: to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below.)

                     J. Lynn Beckstead, Jr., Charles L. Crittenden, Robert G. Hunter, M.D., H. Craig Moody, George R. Quist, G. Robert Quist, Scott M. Quist, and Norman G. Wilbur

2. To approve the Agreement and Plan of Reorganization with Security National Life Insurance Company and SSLIC Holding Company, which if consummated, would result in (i) Southern Security Life Insurance Company becoming a wholly-owned subsidiary of Security National Life Insurance Company and (ii) the shareholders of Southern Security Life Insurance Company (except for Security National Life Insurance Company and SSLIC Holding Company) becoming entitled to receive cash for their common shares of Southern Security Life Insurance Company

                           [  ]  FOR                 [  ]  AGAINST

3. To ratify the appointment of Tanner + Co. as the Company's independent accountants for the fiscal year ending December 31, 2004;

                           [  ]  FOR                 [  ]  AGAINST

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 and 4.

Dated                                  , 2004
      ---------------------------------


----------------------------------------------
Signature of Stockholder


----------------------------------------------
Signature of Stockholder

         Please sign your name exactly as it appears on your share certificate. If shares are held jointly, each holder should sign. Executors, trustees, and other fiduciaries should so indicate when signing. Please sign, date, and return this Proxy Card immediately.

         NOTE: Securities dealers or other representatives: Please state the number of shares voted by this Proxy.


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